Exhibit 10.9

Interactive Strength, Inc.
dba FORME Life
9/27/2022	204 West Spear Street
Suite 3697
Mike Madigan	Carson City, NV 89703
Contact Information
370 Hourglass Lane
Baldwinsville, NY 13027

Delivered via DocuSign

Re: Offer Letter - Senior Director, Finance

Dear Mike:

Interactive Strength, Inc. (the “Company”) is pleased to offer you employment on the terms described herein. Your official start date will be mutually agreed upon, with a target start date of September 29, 2022.

1. Position. You are being hired in a full-time position, exempt role as the Senior Director, Finance. In this role, you will be responsible for planning, forecasting, budgeting, and analytical activities that support the company’s major business decisions and overall financial health.. Please keep in mind that the Company’s business needs require that all employees are highly flexible in their ability to perform multiple tasks and accept changes in their duties when necessary. By accepting this offer of employment, you agree that your job title is subject to change and that your job duties may change from time to time in accordance with the Company’s business needs.

2. Duties. You will be responsible for duties normally associated with such a position. You will report to Ben Bartlett. Longer-term reporting structures may shift per the business needs of the Company.

3. Location. Remote

4. Compensation. You will be paid a starting annual base salary at the rate of $227,000 USD, payable semi-monthly on the Company’s regular payroll dates.

5. Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefits summary attached hereto as Exhibit A.

6. Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 220,000 shares of the Company’s common stock. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2020 Stock Option Plan, as described in that plan and the applicable stock option agreement, which you will be required to sign. One-fourth (25%) of the options will vest on the 12-month anniversary of your vesting commencement date and thereafter 1/48th of the total options will vest in monthly installments during continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

In addition, you will be eligible to receive a retention bonus of $25,000 which will be payable on or around the anniversary of your start date. This performance bonus is taxable, and all regular payroll taxes will be withheld.

7. Confidential Information and Invention Assignment Agreement. As a condition of employment, you will be required to sign and comply with a Confidentiality (Exhibit B) and Invention Assignment Agreement (Exhibit C), which among other things, prohibits unauthorized use or disclosure of Company proprietary information.

8. Company Policies. As a Company employee, you will be expected to abide by the Company’s rules and standards. A handbook will be provided for your review upon your start date. You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

9. I-9 Condition to Employment. As a condition of employment, you will be required to sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and provide satisfactory proof of your identity as required by United States law. This documentation must be provided prior to your Start Date as a condition of this offer and of your employment. Failure to provide this documentation will result in immediate termination of this relationship.

10. Background Check. Your employment may be further subject to the satisfactory completion of a background check. We will notify you in writing in the case that a background check will be conducted.

11. Representation. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

12. Employment Relationship. Notwithstanding any of the above, your employment with the

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Company is “at-will”. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

13. Dispute Resolution. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration as outlined in Exhibit B. Please note that we must receive your signed Agreement before your first day of employment.

14. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

15. Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

16. Entire Agreement. If you accept this offer, this letter and the Confidential Information and Invention Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Confidential Information and Invention Assignment Agreement or contrary to those contained in this letter or the Confidential Information and Invention Assignment Agreement, that may have been made to you are expressly canceled and superseded by this offer.

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If you wish to accept this offer, please sign and date this letter, and the attached Confidentiality and Invention Assignment Agreement and return it to the Company by September 28, 2022.

We look forward to having you join the FORME team!

Very truly yours,

INTERACTIVE STRENGTH, INC

By:

Name:	Marybeth Weiss

Title:	VP, People & Culture

Date:	9/27/2022

ACCEPTED AND AGREED:

Employee Signature:

Employee Name: Mike Madigan

Date: 9/27/2022

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